Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media contact: Lars Weborg +1.215.299.6882
Lars.Weborg@fmc.com
Investor Contact: Zack Zaki +1.215.299.5899
zack.zaki@fmc.com

FMC Corporation names Diane Allemang, Ronaldo Pereira and Dr. Kathleen Shelton as executive officers

PHILADELPHIA, December 16, 2021 - FMC Corporation (NYSE:FMC), an agricultural sciences company, has announced that Diane Allemang, Ronaldo Pereira and Dr. Kathleen Shelton have been named as executive officers and executive vice presidents of the company. The FMC Board of Directors approved the promotions at its recent meeting.
“Diane, Ronaldo and Kathy are strong leaders who have played important roles in FMC’s success following our transformation into a focused agricultural sciences company in 2018,” said Mark Douglas, FMC president and CEO. “They have been instrumental in developing and executing our long-range growth strategy, and they continue to lead key areas of our company that have contributed to FMC’s above-market growth over the last several years. Their promotions reflect the impact they have on FMC’s success today and in the future.”
Allemang, executive vice president and chief marketing officer, leads Global Strategic Marketing with responsibility for strategic management of FMC's commercial assets as well as the company’s extensive new product pipeline. She oversees the positioning, launch and growth of crop protection products throughout the world and has executive oversight for FMC’s strategic business partnerships with leading agricultural science companies. Prior to joining FMC in 2015, Allemang was executive vice president with Cheminova responsible for North America and held a variety of regional and global regulatory and commercial roles.
Pereira, executive vice president and president, FMC Americas, oversees a significant part of FMC’s business, including North America, Latin America, the non-crop Global Specialty Solutions business and the Plant Health business. These regions and businesses account for more than 50% of FMC’s global revenue. He has held numerous roles at FMC and other crop protection companies

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throughout his more than 25 years in the industry, including marketing, business development, sales, product management and country/regional leadership in Brazil and the U.S.
Dr. Shelton, executive vice president and chief technology officer, is responsible for the company’s R&D strategy, which includes oversight of FMC’s significant annual investment in the discovery and development of new active ingredients that protect crops around the world. She leads more than 800 scientists and research staff at laboratories globally, including the company’s worldwide R&D headquarters at the FMC Stine Research Center in Delaware. Under Dr. Shelton’s leadership, FMC has won numerous awards for its crop protection technologies and industry-leading R&D pipeline.
About FMC
FMC Corporation is a global agricultural sciences company dedicated to helping growers produce food, feed, fiber and fuel for an expanding world population while adapting to a changing environment. FMC’s innovative crop protection solutions – including biologicals, crop nutrition, digital and precision agriculture – enable growers, crop advisers and turf and pest management professionals to address their toughest challenges economically while protecting the environment. With approximately 6,400 employees at more than 100 sites worldwide, FMC is committed to discovering new herbicide, insecticide and fungicide active ingredients, product formulations and pioneering technologies that are consistently better for the planet. Visit fmc.com to learn more and follow us on LinkedIn® and Twitter®.

Statement under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995: FMC and its representatives may from time to time make written or oral statements that are “forward-looking” and provide other than historical information, including statements contained in this press release, in FMC’s other filings with the SEC, and in reports or letters to FMC stockholders.

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